UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 14, 2015

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 14, 2015, Interleukin Genetics, Inc. (the “Company”) entered into a new Employment Agreement (the “Agreement”) with Kenneth S. Kornman, the Company’s President and Chief Scientific Officer. The Agreement is effective as of December 1, 2015 and replaces the Employment Agreement, dated November 12, 2008, as amended on March 31, 2012 and November 29, 2012, which terminated by its terms on November 30, 2015.

Pursuant to the Agreement, Dr. Kornman will receive an annual base salary of $360,000 per year and is eligible to receive an annual bonus at a target amount of up to 35% of his base salary. Under the terms of the Agreement, Dr. Kornman has been granted options to purchase up to 400,000 shares of the Company’s common stock (the “Options”) at an exercise price of $0.07 per share (the closing price of the common stock on December 14, 2015). The Options will vest over 4 years with 1/48th of the shares to vest on the first day of each successive month beginning January 1, 2016, provided that he remains employed by Company on the vesting date. In addition, if at any time within 90 days prior to or 12 months following a Change in Control (as defined in the Agreement), Dr. Kornman is terminated without Cause (as defined in the Agreement), the Options will vest in full as of the date of such termination.

The Agreement also provides that if Dr. Kornman’s employment with the Company is terminated by the Company without Cause, subject to his execution of a release of claims agreement acceptable to the Company, he will be entitled to severance payments equal to 6 months of base salary.

The foregoing is a summary description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated December 14, 2015 and effective as of December 1, 2015, between Interleukin Genetics, Inc. and Kenneth S. Kornman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: December 15, 2015

/s/ Stephen DiPalma
Stephen DiPalma
Interim Chief Financial Officer